UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2008

Lpath, Inc.

(Exact name of registrant specified in charter)

Nevada	000-50344	16-1630142
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

6335 Ferris Square, Suite A, San Diego, CA  92121

(Address of principal executive offices)  (Zip Code)

(858) 678-0800

Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item                       5.02                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2008 (the “Appointment Date”), the Board of Directors (the “Board”) of Lpath, Inc. (the “Company”) appointed Daniel Petree as a director of the Company.   As of the Appointment Date, the Board has determined that Mr. Petree qualifies as an “independent director” pursuant to the standards set forth Marketplace Rules (including Marketplace Rule 4200(a)(15)) promulgated by NASDAQ Stock Market, Inc.  Mr. Petree will also become a member of both the Audit and Compensation Committees of the Board effective as of the Appointment Date.

There are no family relationships between Mr. Petree and the Company.  Neither Mr. Petree, nor any of his immediate family members have been involved in any related party transactions with the Company.

Mr. Petree will replace Roger Sabbadini, Ph.D., who stepped down as a director of the Company effective as of November 10, 2008.  The Company was not aware of any disagreements with Dr. Sabbadini who will continue on as Vice President and Chief Scientific Officer of the Company.

Mr. Petree, 52, has over 20 years of experience in the biotechnology industry, serving in a variety of roles including investment banker, senior operating manager and corporate and securities lawyer.  Currently, Mr. Petree serves as a director of Cypress Biosciences, Inc., a company that provides products for the treatment of patients with Functional Somatic Syndromes and other central nervous system disorders, a position which he has held since 2004.  Mr. Petree also is a member and co-founder of P2 Partners, LLC, which provides transaction advisory services to small and medium sized life science companies.  Before co-founding P2 Partners in 2000, Mr. Petree was President and Chief Operating Officer of Axys Pharmaceuticals, a structure-based drug design company in South San Francisco. Neither Cypress Biosciences, Inc., P2 Partners, LLC nor Axys Pharmaceutics is an affiliate of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lpath, Inc.

By:	/s/Scott Pancoast
Name: Scott Pancoast
Title: President and Chief Executive Officer
Dated: November 14, 2008